Exhibit 4.6

March 26, 2008

Millar Western Forest Products Ltd.

16640 – 111th Avenue

Edmonton, Alberta

Canada

Attention:	Mr. Mac Millar, President & CEO
Mr. Kevin Edgson, Chief Financial Officer

Dear Sirs:

We refer to the facility letter dated December 29, 2006 (the “Initial Facility Letter”) and first supplemental facility letter dated September 12, 2007 (the “First Supplemental Facility Letter” and together with the Initial Facility Letter, the “Existing Facility Letters”) issued by HSBC Bank Canada (the “Bank”) to Millar Western Forest Products Ltd. (the “Borrower”) and confirm the continued availability of the Loans on the terms and conditions set forth in the Existing Facility Letters, subject to the following:

1.	Non-Waiver and Forebearance:

1.1.	The Borrower acknowledges that for the Borrower’s fiscal period ending December 31, 2007, the Borrower was in breach of its minimum tangible net worth covenant of $65,000,000. This acknowledgement is based upon the Borrower recording its tangible net worth as $61,328,000 as at December 31, 2007.

1.2.	The Bank agrees that notwithstanding and on account of the breach of covenant set forth in section 1.1 and assuming the Bank is satisfied with the Borrower’s 2007 audited financial statements to be prepared in accordance with Section 12.3.1 of the Initial Facility Letter, the Bank shall continue to make the Loans available to the Borrower and the Bank shall forebear from commencing any legal action or proceedings under the Loans; provided that the Bank may, in its sole and absolute discretion and at any time and without notice to the Borrower, cease to make the Loans available and to so forebear, if there exists an Event of Default.

1.3.

The Borrower hereby acknowledges and agrees that the forbearance of the Bank referred to in section 1.2 above shall not constitute a waiver of any default or breach by the Borrower of any of its covenants, agreements, obligations and liabilities arising under this second supplemental facility letter, the Existing Facility Letters or the Security Documents or otherwise in connection with the Loans. Except as set out in section 1.2 above, the Bank shall further be entitled

HSBC Bank Canada

885 West Georgia Street, Vancouver, B.C. V6C 3E9

Tel: (604) 685-1000    Fax: (604) 641-3062

to, at any time, rely on any such breach or default without in any way being limited or prejudiced by any of the terms and conditions of this second supplemental facility letter or any other documents delivered pursuant hereto.

2.	Conditions Precedent:

It shall be a condition precedent to the continued availability of the Loans on the basis set forth in this second supplemental facility letter that the Bank shall have received this second supplemental facility letter accepted by the Borrower.

3.	Counterparts:

This second supplemental facility letter may be executed in one or more counterparts, by telecopier or otherwise, all of which taken together shall constitute one and the same original first supplemental facility letter.

Unless otherwise defined herein, all the words capitalized in this second supplemental facility letter shall have the meanings ascribed to such terms in the Existing Facility Letters.

The Existing Facility Letters shall henceforth be read and construed in conjunction with this second supplemental facility letter and shall be deemed to be amended and supplemented hereby, but only to such extent as may be necessary to give full force and effect to the provisions hereof. Nothing contained in this second supplemental facility letter shall in any way prejudice or derogate from any provision contained in the Existing Facility Letters, except to the extent that any provision of this second supplemental letter may be inconsistent or conflict with any provision of the Existing Facility Letters, in which case the provisions hereof shall prevail, but save as aforesaid the Existing Facility Letters and all the terms, covenants and conditions thereof, shall be and continue to be in full force and effect as extended, supplemented and amended hereby.

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This second supplemental facility letter and the amendment of the Loans set forth herein may be accepted by the Borrower by signing, dating and returning to the Bank by 5:00 p.m. on April 4, 2008 the enclosed copy of this letter executed by the Borrower.

Yours very truly,
HSBC BANK CANADA

By:	/s/ Cory M. Bailey	By:	/s/ Wayne Berg
	Cory M. Bailey,	For	Wayne Berg,
	Assistant Vice President Commercial Financial Services		Vice President Commercial Financial Services

— — — — — — —

AGREED TO AND ACCEPTED THIS 27 DAY OF MARCH, 2008.

THE BORROWER:

MILLAR WESTERN FOREST PRODUCTS LTD.

Per:	/s/ Kevin Edgson
Kevin Edgson
Vice President Finance & Chief Financial Officer

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